Exhibit 10.21

SECOND AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

(Thomas F. Connerty)

THIS SECOND AMENDMENT, dated as of December 30, 2008 (the “Second Amendment”), is between NutriSystem, Inc., a Delaware corporation (the “Company”), and Thomas F. Connerty (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, dated November 30, 2007 (the “Employment Agreement”), and an Amendment, dated as of May 14, 2008, to the Employment Agreement (the “First Amendment”), that set forth the terms and conditions of the Employee’s employment with the Company;

WHEREAS, the Company and the Employee desire to amend the Employment Agreement and the First Amendment to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and the final regulations issued thereunder; and

WHEREAS, Section 16 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written amendment executed between the Employee and the Company.

NOW, THEREFORE, the Company and the Employee, each intending to be legally bound hereby, agree that, effective December 30, 2008, the Employment Agreement and First Amendment shall be amended as follows:

A. Total Disability. The first paragraph of Section 10 of the Employment Agreement, and Part D of the First Amendment amending subsection (b) of the first paragraph of Section 10 of the Employment Agreement, are hereby amended in their entirety to read as follows:

“If the Employee becomes “totally disabled,” then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination, (b) a lump sum cash payment equal to one month of Salary, and (c) whatever benefits that the Employee may be entitled to receive under any then existing disability benefit plans of the Company, and except as provided in the Stock Award Agreement with respect to the Stock Grant. Cash payments under this Section 10 shall be made by the Company within 60 days after the Employee’s termination of employment.”

B. Termination without Cause by the Company. Subsections (1) through (6) of Section 13 of the Employment Agreement, and Part E of the First Amendment amending subsections (1) through (6) of the Employment Agreement, are hereby amended in their entirety to read as follows:

“(1) within 60 days following the Employee’s termination date, the Company will pay to the Employee a lump sum cash severance payment in the amount equal to the sum of:

(i) the Salary for period from the date of termination to the end of the Employment Term; and

(ii) the value of the premium cost to the Company to continue the Employee on the Company’s group life and AD&D policy for the period from the date of termination to the end of the Employment Term;

(2) the Employee’s group heathcare coverage will be continued for the period from the date of termination to the end of the Employment Term, at the Employee’s normal contribution rates; and

(3) the next tranche of the Employee’s outstanding restricted common stock that is scheduled to vest after the date of termination will become vested on the date of termination; and

(4) the Employee and the Company will enter into, and the Employee must not revoke, a mutual general release, which shall be a condition to the receipt of the termination benefits under this Section.”

C. Section 409A of the Code. A new Section 19 is hereby added to the Employment Agreement to read as follows:

“19. Compliance with Section 409A of the Code

This Agreement shall be interpreted to avoid any penalty sections under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a ‘separation from service’ under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment.

To the maximum extent permitted under section 409A of the Code and its corresponding regulations, the severance payments payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code and the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of the Employee’s termination of employment and therefore are deemed as deferred compensation subject to the requirements of section 409A of the Code, then if the Employee is a “specified employee” of a publicly traded corporation under section 409A of the Code on the date of the Employee’s termination of employment, notwithstanding any other provision of this Agreement, payment of severance under this Agreement shall be delayed for a period of six months from the date of the Employee’s termination of employment if required by section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six month period. If the Employee dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representatives of the Employee’s estate within 60 days after the date of the Employee’s death. The determination of whether the Employee is a “specified employee” shall be made by the Compensation Committee of the Board (or its delegate) in accordance with section 409A of the Code and the regulations issued thereunder.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

D. Effect on Employment Agreement and First Amendment. In all respects not modified by this Second Amendment, the Employment Agreement and the First Amendment are hereby ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Employee agree to the terms of the foregoing Second Amendment, effective as of the date first written above.

NUTRISYSTEM, INC.

By:	/s/ David D. Clark
Name:	David D. Clark
Title:	Chief Financial Officer

EMPLOYEE
/s/ Thomas F. Connerty
Name:	Thomas F. Connerty

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